UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 22, 2019

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)
(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On April 22, 2019, registrant issued a press release entitled “Halliburton Announces First Quarter 2019 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER 2019 RESULTS

•	Reported net income of $0.17 per diluted share

•	Adjusted net income of $0.23 per diluted share, excluding impairments and other charges

HOUSTON - April 22, 2019 - Halliburton Company (NYSE:HAL) announced today net income of $152 million, or $0.17 per diluted share, for the first quarter of 2019. This compares to net income for the first quarter of 2018 of $46 million, or $0.05 per diluted share. Adjusted net income for the first quarter of 2019, excluding impairments and other charges, was $201 million, or $0.23 per diluted share. This compares to adjusted net income for the first quarter of 2018, excluding impairments and other charges, of $358 million, or $0.41 per diluted share. Halliburton’s total revenue in the first quarter of 2019 was $5.7 billion, essentially flat year over year. Reported operating income was $365 million during the first quarter of 2019, a 3% increase compared to reported operating income of $354 million in the first quarter of 2018. Excluding impairments and other charges, adjusted operating income was $426 million for the first quarter of 2019 and $619 million for the first quarter of 2018.

“Our results for the first quarter played out as we expected and I’m pleased with how our organization executed both in North America and internationally. We continued to collaborate with our customers to engineer solutions that maximize their asset value,” commented Jeff Miller, Chairman, President and CEO.

“Total company revenue of $5.7 billion was essentially flat compared to the first quarter of 2018, and adjusted operating income was $426 million.

“As expected, the first quarter activity levels in North America were modestly higher compared to the first quarter of 2018, and we experienced pricing headwinds throughout the quarter. We believe the worst in the pricing deterioration is now behind us. For the next couple of quarters, I see demand for our services progressing modestly.

“International revenue increased 11% year over year, which was a great first step towards our expectation of high single-digit international growth for all of 2019. Broad-based recovery continues across all regions, and we expect this momentum to build going into 2020.

“Halliburton is well positioned to navigate the near-term and thrive in the long run. We will achieve that through responsible capital stewardship, prioritizing capital efficiency, investing in the technologies that deliver differentiation, and generating strong cash flow and returns,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the first quarter of 2019 was $3.7 billion, a decrease of $145 million, or 4%, when compared to the first quarter of 2018, while operating income was $368 million, a decrease of $132 million, or 26%. These decreases were primarily driven by lower pricing for stimulation services in U.S. land, partially offset by higher artificial lift and cementing activity in U.S. land, increased stimulation activity in Latin America, and higher completion tool sales in Middle East/Asia and Latin America.

Drilling and Evaluation

Drilling and Evaluation revenue in the first quarter of 2019 was $2.1 billion, an increase of $142 million, or 7%, when compared to the first quarter of 2018, with activity improvements across all geographic regions. These increases primarily related to higher logging and project management activity globally and improved fluids activity in Latin America. Operating income was $123 million, a decrease of $65 million, or 35%, resulting primarily from mobilization costs that we incurred on multiple drilling projects internationally, coupled with reduced project management activity and lower pricing in the Middle East.

Geographic Regions

North America

North America revenue in the first quarter of 2019 was $3.3 billion, a 7% decrease compared to the first quarter of 2018. This decrease was primarily driven by lower pricing for stimulation services in U.S. land, partially offset by higher artificial lift, cementing and stimulation services activity.

International

International revenue in the first quarter of 2019 was $2.5 billion, an 11% increase year over year, resulting primarily from increased stimulation and fluids activity in Latin America, coupled with higher completion tool sales in the Middle East/Asia and improved logging activity in Europe/Africa/CIS. These improvements were partially offset by reduced fluids activity in the Middle East.

Latin America revenue in the first quarter of 2019 was $587 million, a 28% increase year over year, resulting primarily from higher activity for the majority of Halliburton's product service lines in Mexico, higher stimulation activity in Argentina and improved fluids activity throughout the region. This was partially offset by reduced drilling and testing activity in Brazil.

Europe/Africa/CIS revenue in the first quarter of 2019 was $748 million, a 4% increase year over year, primarily driven by higher activity across multiple product service lines in Ghana and the United Kingdom. These results were partially offset by lower drilling related activity in Azerbaijan.

Middle East/Asia revenue in the first quarter of 2019 was $1.1 billion, a 7% increase year over year, largely resulting from higher completion tool sales across the region, coupled with increased project management activity in India and improved drilling activity in the Middle East. These improvements were partially offset by reduced fluids activity and lower pricing in the Middle East.

Selective Technology & Highlights

•
Halliburton announced it will build the first oilfield chemical manufacturing plant in Saudi Arabia. Upon the plant’s completion in 2020, Halliburton will begin local manufacturing of a broad slate of specialty chemicals for stimulation, production, midstream and downstream engineering treatment programs to help customers achieve production and reliability goals in applications from the reservoir to the refinery.

•
Halliburton signed a Memorandum of Understanding with the Egyptian Ministry of Petroleum & Mineral Resources to support a specialized development program for Egypt’s middle management and young professional employees. The Memorandum is a collaborative agreement under which Halliburton will utilize its strength in human capital development to provide on-the-job training for Egyptians who show the potential to be future leaders in the oil and gas industry. Additionally, Halliburton will customize a development program for select participants to enhance their capabilities and assist Egypt in its role as a leading regional oil and gas hub.

•
Halliburton introduced a Motors Center of Excellence, a new approach to drilling motor development that combines specialized engineering and manufacturing capabilities to customize motor designs for specific basin challenges. By establishing a dedicated team of scientists in polymer chemistry, materials, bearing and power section design, Halliburton can accelerate research and development activities to deliver leading drilling motors to the industry.

•
Halliburton announced the execution of an integrated services contract with Royal Dutch Shell for post-salt development and pre-salt exploration in Brazil’s Campos and Santos Basins. Under the contract, which includes a three-year term with a two-year extension, Halliburton will provide drilling services to drive greater efficiency by integrating multiple product offerings and technologies. Halliburton has an established track record in Brazil’s pre-salt fields, which have some of the most complex wells ever drilled and require a broad scope of technologies and capabilities to achieve economical and operational success.

•
Dr. M. Katherine Banks and Ms. Patricia Hemingway Hall have been named to the Company’s board of directors. The appointments were effective February 13, 2019, and both will stand for election by shareholders at the annual meeting on May 15, 2019. "With Katherine and Pat, we strengthen our board with one leader who has extensive experience in engineering and technology and another who served as a CEO in the rapidly changing healthcare industry and has substantial corporate governance experience," said Jeff Miller, Halliburton chairman, president and CEO.

About Halliburton

Founded in 1919, Halliburton celebrates its 100 years of service as one of the world's largest providers of products and services to the energy industry. With 60,000 employees, representing 140 nationalities in more than 80 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the continuation or suspension of our stock repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; the impact of federal tax reform, compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2018, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2019	2018	2018
Revenue:
Completion and Production	$3,662	$3,807	$3,832
Drilling and Evaluation	2,075	1,933	2,104
Total revenue	$5,737	$5,740	$5,936
Operating income:
Completion and Production	$368	$500	$496
Drilling and Evaluation	123	188	185
Corporate and other	(65)	(69)	(73)
Impairments and other charges (a)	(61)	(265)	—
Total operating income	365	354	608
Interest expense, net	(143)	(140)	(137)
Other, net	(30)	(25)	(13)
Income from continuing operations before income taxes	192	189	458
Income tax (provision) benefit (b)	(40)	(142)	210
Net income	$152	$47	$668
Net income attributable to noncontrolling interest	—	(1)	(4)
Net income attributable to company	$152	$46	$664

Basic and diluted net income per share	$0.17	$0.05	$0.76
Basic weighted average common shares outstanding	873	875	873
Diluted weighted average common shares outstanding	873	878	873

(a) During the three months ended March 31, 2019, Halliburton recorded $61 million of impairments and other charges, primarily related to an impairment of legacy sand delivery equipment. During the three months ended March 31, 2018, Halliburton recognized a pre-tax charge of $265 million, related to a write-down of its remaining investment in Venezuela, consisting of receivables, fixed assets, inventory and other assets and liabilities.

(b) Includes $47 million of accrued taxes in Venezuela for the charge taken during the three months ended March 31, 2018. Includes a $306 million tax benefit during the three months ended December 31, 2018 related to a strategic change in Halliburton's corporate structure.

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Net Income to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	March 31	December 31
	2019	2018
Assets
Current assets:
Cash and equivalents	$1,380	$2,008
Receivables, net	5,622	5,234
Inventories	3,264	3,028
Other current assets	922	881
Total current assets	11,188	11,151

Property, plant and equipment, net	8,853	8,873
Goodwill	2,824	2,825
Deferred income taxes	1,348	1,384
Operating lease right-of-use assets (a)	1,019	—
Other assets	1,757	1,749
Total assets	$26,989	$25,982

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,080	$3,018
Accrued employee compensation and benefits	683	714
Current portion of operating lease liabilities (a)	255	—
Other current liabilities	1,029	1,070
Total current liabilities	5,047	4,802

Long-term debt	10,307	10,312
Operating lease liabilities (a)	758	—
Employee compensation and benefits	454	483
Other liabilities	798	841
Total liabilities	17,364	16,438

Company shareholders’ equity	9,605	9,522
Noncontrolling interest in consolidated subsidiaries	20	22
Total shareholders’ equity	9,625	9,544
Total liabilities and shareholders’ equity	$26,989	$25,982
(a) During the first quarter of 2019, Halliburton adopted a new lease accounting standard, resulting in $1.0 billion of additional assets and liabilities on the balance sheet at March 31, 2019.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31
	2019	2018
Cash flows from operating activities:
Net income	$152	$47
Adjustments to reconcile net income to cash flows from operating activities:
Working capital (a)	(515)	(88)
Depreciation, depletion and amortization	416	394
Impairments and other charges	61	265
Other	(158)	(46)
Total cash flows provided by (used in) operating activities	(44)	572

Cash flows from investing activities:
Capital expenditures	(437)	(501)
Proceeds from sales of property, plant and equipment	43	47
Other investing activities	(17)	80
Total cash flows provided by (used in) investing activities	(411)	(374)

Cash flows from financing activities:
Dividends to shareholders	(157)	(158)
Other financing activities	2	(21)
Total cash flows provided by (used in) financing activities	(155)	(179)

Effect of exchange rate changes on cash	(18)	(24)
Decrease in cash and equivalents	(628)	(5)
Cash and equivalents at beginning of period	2,008	2,337
Cash and equivalents at end of period	$1,380	$2,332
(a) Working capital includes receivables, inventories and accounts payable.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue	2019	2018	2018
By operating segment:
Completion and Production	$3,662	$3,807	$3,832
Drilling and Evaluation	2,075	1,933	2,104
Total revenue	$5,737	$5,740	$5,936

By geographic region:
North America	$3,275	$3,517	$3,341
Latin America	587	457	607
Europe/Africa/CIS	748	716	746
Middle East/Asia	1,127	1,050	1,242
Total revenue	$5,737	$5,740	$5,936

Operating Income
By operating segment:
Completion and Production	$368	$500	$496
Drilling and Evaluation	123	188	185
Total	491	688	681
Corporate and other	(65)	(69)	(73)
Impairments and other charges	(61)	(265)	—
Total operating income	$365	$354	$608

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
As reported operating income	$365	$354

Impairments and other changes (a)	61	265

Adjusted operating income (b)	$426	$619

(a)
During the three months ended March 31, 2019, Halliburton recorded $61 million of impairments and other charges, primarily related to an impairment of legacy sand delivery equipment. During the three months ended March 31, 2018, Halliburton recognized a pre-tax charge of $265 million, related to a write-down of its remaining investment in Venezuela, consisting of receivables, fixed assets, inventory and other assets and liabilities.

(b)
Management believes that operating income adjusted for impairments and other charges for the three months ended March 31, 2019 and March 31, 2018 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income” plus "Impairments and other charges" for the three months ended March 31, 2019 and March 31, 2018.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Net Income to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
As reported net income attributable to company	$152	$46

Adjustments:
Impairments and other charges (a)	61	265
Total adjustments, before taxes	61	265
Tax provision (benefit) (b)	(12)	47
Total adjustments, net of taxes (c)	$49	$312

Adjusted net income attributable to company	$201	$358

Diluted weighted average common shares outstanding	873	878

As reported net income per diluted share (d)	$0.17	$0.05
Adjusted net income per diluted share (d)	$0.23	$0.41

(a)
During the three months ended March 31, 2019, Halliburton recorded $61 million of impairments and other charges, primarily related to an impairment of legacy sand delivery equipment. During the three months ended March 31, 2018, Halliburton recognized a pre-tax charge of $265 million, related to a write-down of its remaining investment in Venezuela, consisting of receivables, fixed assets, inventory and other assets and liabilities.

(b)
Represents tax effect of impairments and other charges during the three months ended March 31, 2019 and $47 million of accrued taxes in Venezuela for the charge taken during the three months ended March 31, 2018.

(c)
Management believes that net income adjusted for impairments and other charges, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance, to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted net income attributable to company is calculated as: “As reported net income attributable to company” plus "Total adjustments, net of taxes" for the three months ended March 31, 2019 and March 31, 2018.

(d)
As reported net income per diluted share is calculated as: "As reported net income attributable to company" divided by "Diluted weighted average common shares outstanding." Adjusted net income per diluted share is calculated as: "Adjusted net income attributable to company" divided by "Diluted weighted average common shares outstanding."

Conference Call Details
Halliburton Company (NYSE: HAL) will host a conference call on Monday, April 22, 2019, to discuss its first quarter 2019 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call via live webcast. In addition, you may participate in the call by dialing (888) 393-0263 within North America or +1 (973) 453-2259 outside of North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the start of the call.

A replay of the conference call will be available on Halliburton’s website until April 29, 2019. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 4537829.

###

CONTACTS

For Investors:
Abu Zeya
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	April 22, 2019	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary